                           CO-ADMINISTRATION AGREEMENT


     THIS ADMINISTRATION AGREEMENT is dated this 15th day of August, 2000, by and between Armada Funds, a Massachusetts business trust, (the "Trust"), SEI Investments Mutual Fund Services ("SEI"), a Delaware business trust, and National City Bank ("NCB"), a national banking association (SEI and NCB are collectively referred to as the "Administrators").

     WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares (each a "Portfolio"), each of which may consist of one or more classes of shares ("Shares"); and

     WHEREAS, the Trust desires the Administrators to provide, and the Administrators are willing to provide, management and administrative services to such Portfolios of the Trust as identified on Schedule A attached hereto and made a part of this Agreement, on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Administrators hereby agree as follows:

     ARTICLE 1. RETENTION OF THE ADMINISTRATOR. The Trust hereby retains each of SEI and NCB to act as Co-Administrators of the Portfolios and to furnish the Portfolios with the accounting and administrative services as set forth in
Article 2 below. Each Administrator hereby accepts such employment to perform the duties set forth below.

     Each Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in anyway and shall not be deemed an agent of the Trust.

     ARTICLE 2. ADMINISTRATIVE, SHAREHOLDER AND ACCOUNTING SERVICES. The Administrators shall perform or supervise the performance by others of accounting and administrative services in connection with the operations of the Portfolios, and, on behalf of the Trust, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. All services provided hereunder shall be in conformity with the Declaration of Trust, Bylaws, resolutions and other instructions of the Board of Trustees and the current prospectuses and statements of additional information of the Portfolios. Each Administrator, respectively, agrees to furnish the services set forth herein in return for the compensation provided in Article 4 of this Agreement. The Administrators shall be subject to the service level standards set forth in Schedule III hereto. The determination of compliance with the requisite service level standards shall be the responsibility of the Board of Trustees of the Trust. The Administrators shall provide the Trustees of the Trust with such reports regarding investment performance and compliance with investment policies and applicable laws, rules and regulations as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities, but shall perform certain testing with respect to the Portfolios' compliance with investment objective and policies.

     The Administrators shall provide the Trust with administrative services, regulatory reporting, fund accounting and related portfolio accounting services as set forth on Schedule II of this Agreement, all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Trustees' meetings) for handling the affairs of the Portfolios and such other services as the Trustees may, from time to time, reasonably request and the Administrators shall, from time to time, reasonably determine to be necessary to perform their obligations under this Agreement. In addition, at the request of the Trust's Board of Trustees (the "Trustees"), the Administrator shall make reports to the Trustees concerning the performance of its obligations hereunder.

Without limiting the generality of the foregoing, the Administrators shall:

     (A) calculate contractual Trust expenses and control all disbursements for the Trust, and as appropriate compute the Trust's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighed maturity;

     (B) assist Trust counsel with the preparation of prospectuses, statements of additional information, registration statements, and proxy materials;

     (C) prepare such reports, applications and documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Trust's shares with state securities authorities, monitor sale of Trust shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Trust's shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Trust and the Trust's shares with state securities authorities to enable the Trust to make a continuous offering of its shares;

     (D) develop and prepare communications to shareholders, including the annual report to shareholders, coordinate mailing prospectuses, notices, proxy statements, proxies and other reports to Trust shareholders, and supervise and facilitate the solicitation of proxies solicited by the Trust for all shareholder meetings, including tabulation process for shareholder meetings;

     (E) coordinate with Trust counsel the preparation of, and administer contracts on behalf of the Trust with, among others, the Trust's investment adviser, distributor, custodian, and transfer agent;

     (F) maintain the Trust's general ledger and prepare the Trust's financial statements, including expense accruals and payments, determine the net asset value of the Trust's assets and of the Trust's shares, and supervise the Trust's transfer agent with respect to the payment of dividends and other distributions to shareholders;

     (G) calculate performance data of the Trust and its portfolios for dissemination to information services covering the investment company industry;

     (H) coordinate and supervise the preparation and filing of the Trust's tax returns;

     (I) at the request of the Trustees, examine and review the operations and performance of the various organizations providing services to the Trust or any Portfolio of the Trust, and report to the Trustees;

     (J) assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Trust's semi-annual and annual reports to shareholders;

     (K) provide internal legal and administrative services as requested by the Trust from time to time;

     (L) assist with the design, development, and operation of the Trust, including new portfolio and class investment objectives, policies and structure;

     (M) provide individuals acceptable to the Trustees for nomination, appointment, or election as officers of the Trust, who will be responsible for the management of certain of the Trust's affairs as determined by the Trustees;

     (N) advise the Trust and its Trustees on matters concerning the Trust and its affairs;

     (O) obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Trust's Board of Trustees;

     (P) monitor and advise the Trust and its Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

     (Q) perform all administrative services and functions of the Trust and each Portfolio to the extent administrative services and functions are not provided to the Trust or such Portfolio pursuant to the Trust's or such Portfolio's investment advisory agreement, distribution agreement, custodian agreement and transfer agent agreement;

     (R) furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Trust and the Administrator shall determine desirable; and

     (S) prepare and file with the SEC the semi-annual report for the Trust on Form N-SAR and all required notices pursuant to Rule 24f-2;

     (T) investor services - receive telephone calls from shareholders and provide information regarding fund financials (prices, yields, performance, etc.), account level information, how-to questions, fund information (style, manager information, etc.) and literature fulfillment;

     (U) broker-dealer services - receive telephone calls from financial intermediaries who sell the funds and provide the same information that is provided to individual shareholders;

     (V) voice response unit (VRU) - provide an automated voice response service to provide account and fund information to shareholders and financial intermediaries; and

     (W) provide accounting and administrative services for the Trustees' Deferred Compensation Plan.

Also, the Administrators will perform other services for the Trust as agreed from time to time, including, but not limited to performing internal audit examinations; mailing the annual reports of the Portfolios; preparing an annual list of shareholders; and mailing notices of shareholders' meetings, proxies and proxy statements, for all of which the Trust will pay the Administrator's out-of-pocket expenses.

     In compliance with the requirements of Rule 31a-3 under the 1940 Act, each Administrator agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request.

     In the event that SEI, in its role as Administrator cannot perform the services required by this Agreement, SEI Investments Company, the parent of the Administrator shall succeed to the rights, duties, obligations and liabilities of the Administrator hereunder, and may without limitation and whenever it deems necessary or appropriate, subcontract, delegate or assign its rights, duties, obligations and liabilities hereunder to subsidiaries or affiliates of the Administrator following notice to the Trust. Such actions shall discharge the Administrator or SEI from its obligations hereunder.

      ARTICLE 3. ALLOCATION OF CHARGES AND EXPENSES.

     (A) THE ADMINISTRATORS. Each Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. Each Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust as well as all Trustees of the Trust who are affiliated persons of such Administrator or any affiliated corporation of such Administrator, provided, however, that unless otherwise specifically provided, the Administrators shall not be obligated to pay the compensation of any employee of the Trust retained by the Trustees of the Trust to perform services on behalf of the Trust.

     (B) THE TRUST. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of pricing services, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Administrator or the investment adviser to the Trust or any affiliated corporation of the Administrator or the Investment Adviser, the costs of Trustees' meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust.

      ARTICLE 4. COMPENSATION OF THE ADMINISTRATOR.

     (A) ADMINISTRATION FEE. For the services to be rendered, the facilities furnished and the expenses assumed by each Administrator pursuant to this Agreement, the Trust shall pay to the Administrators compensation at an annual rate specified in Schedule I to this Agreement. Such compensation shall be calculated and accrued daily, and paid to the Administrators monthly. The Trust shall also reimburse each Administrator for its reasonable out-of-pocket expenses.

     If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrators' compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrators' compensation for the preceding month shall be made promptly.

     (B) COMPENSATION FROM TRANSACTIONS. The Trust hereby authorizes any entity or person associated with either of the Administrators which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

     (C) SURVIVAL OF COMPENSATION RATES. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

     ARTICLE 5. LIMITATION OF LIABILITY OF THE ADMINISTRATORS. The duties of the Administrators shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrators hereunder. Each Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include directors, officers, employees and other agents of each Administrator as well as that entity itself.) Under no circumstances shall an Administrator be liable to the Trust for consequential, indirect or punitive damages.

     So long as each Administrator, or its agents, acts in good faith and with due diligence the Trust assumes full responsibility and shall indemnify the respective Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly from any action which such Administrator takes or does not take (i) at the request, on the direction of or in reliance on the advice of the Trust pursuant to this agreement or (ii) upon oral or written instructions. The indemnity provision set forth herein shall survive the termination of this Agreement.

     This Agreement shall not create any joint and/or several liability among the Administrators with respect to any loss arising out of services provided by a specific Administrator.

     Each Administrator may apply to the Trust at any time for instructions and may consult counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and such Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with the written opinion of such counsel, accountants or other experts.

     Also, each Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall an Administrator be held to have notice of any change of authority of any officers, employee or agent of the Trust until receipt of written notice thereof from the Trust.

     ARTICLE 6. ACTIVITIES OF THE ADMINISTRATORS. The services of each Administrator rendered to the Trust are not to be deemed to be exclusive. Each Administrator is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in an Administrator, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of such Administrator and its counsel are or may be or become similarly interested in the Trust, and that an Administrator may be or become interested in the Trust as a Shareholder or otherwise.

     ARTICLE 7. CONFIDENTIALITY. Each Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and its prior, present or potential Shareholders and relative to the Adviser and its prior, present or potential customers, except, after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

     ARTICLE 8. EQUIPMENT FAILURES. In the event of equipment failures beyond an Administrator's control, the Administrator shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

Each Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

     ARTICLE 9. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS. The Administrator undertakes to comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder.

     ARTICLE 10. DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement shall become effective on August 1, 2000 and shall remain in effect for an initial term of two (2) years (the "Initial Term"). This Agreement may be renewed for subsequent terms upon the agreement of the parties (each, a "Renewal Term"), unless terminated in accordance with the provisions of this Article 11. This Agreement may be terminated only: (a) by the mutual written agreement of the parties; (b) by either party hereto on 90 days' written notice, as of the end of the Initial Term or the end of any Renewal Term; (c) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; (d) if in any consecutive six-month period the average cumulative service standards performance (measured as set forth in Schedule IV) is less than 50%; (e) effective upon the liquidation of an Administrator, or (f) as to any Portfolio or the Trust, effective upon the liquidation of such Portfolio or the Trust, as the case may be. For purposes of this Article 10, the term "liquidation" shall mean a transaction in which the assets of the Administrator, the Trust or a Portfolio are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the shareholders in complete liquidation of the interests of such shareholders in the entity.

     This Agreement shall not be assignable by either Administrator, without the prior written consent of the Trust except to an entity that is controlled by, or under common control, with, such Administrator.

     Upon termination of this Agreement, each Administrator shall use its best efforts to assist in the transfer of its responsibilities hereunder to any successor administrator without additional compensation (it being understood that they would be reimbursed for their reasonable out-of-pocket expenses).

     ARTICLE 11. ENTIRE AGREEMENT; AMENDMENTS. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof.

     ARTICLE 12. CERTAIN RECORDS. The Administrators shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrators on behalf of the Trust shall be prepared and maintained at the expense of the Administrators, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request.

     In case of any request or demand for the inspection of such records by another party, the relevant Administrator shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection; provided that such Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify the Administrator against such liability.

     ARTICLE 13. DEFINITIONS OF CERTAIN TERMS. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     ARTICLE 14. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at National City Bank, 1900 East Ninth Street, Cleveland Ohio 44114, with a copy to:

     W. Bruce McConnel, III, Esquire
     Drinker Biddle & Reath, LLP
     One Logan Square
     18th & Cherry Streets
     Philadelphia, Pennsylvania  19103;

     if to SEI, at 1 Freedom Valley Drive, Oaks, Pennsylvania, 19456;

     if to NCB, 1900 East Ninth Street, Cleveland, Ohio 44114.

     ARTICLE 15. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Massachusetts, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     ARTICLE 16. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     ARTICLE 17. LIMITATION OF LIABILITY. Each Administrator is hereby expressly put on notice of the limitation of liability as set forth in Article XI of the Trust's Declaration of Trust and agrees that the obligations pursuant to this Agreement of a particular Portfolio and of the Trust with respect to that Portfolio shall be limited solely to the assets of that Portfolio, and the Administrators shall not seek satisfaction of any such obligation from any other Portfolio, the shareholders of any Portfolio, the Trustees, officers, employees or agents of the Trust or any of them.

     ARTICLE 18. BINDING AGREEMENT. This Agreement, and the rights and obligations of the parties and the Portfolios hereunder, shall be binding on, and inure to the benefit of, the parties and the Portfolios and the respective successors and assigns of each of them.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                       ARMADA FUNDS


                                       By:/s/ Herbert R. Martens
                                          ----------------------

                                       Attest:/s/ Terri L. Pasek
                                              ------------------

                                       SEI INVESTMENTS MUTUAL FUND
                                        SERVICES


                                       By:/s/ Timothy L. Barto
                                          --------------------

                                       Attest: signature illegible
                                               -------------------

                                       NATIONAL CITY BANK


                                       By:/s/ Kathleen T. Barr
                                          --------------------

                                       Attest:/s/ Terri L. Pasek
                                              ------------------

                                   SCHEDULE I
                         TO THE ADMINISTRATION AGREEMENT
                         EFFECTIVE AS OF AUGUST 1, 2000
                                     BETWEEN
                                  ARMADA FUNDS,
                      SEI INVESTMENTS MUTUAL FUND SERVICES
                                       AND
                               NATIONAL CITY BANK

Portfolios:    This Agreement shall apply to all Portfolios of the Trust, either now or in the future created.

Fees: Pursuant to Article 4, Section A of the Administration Agreement, the Trust shall pay SEI compensation for services rendered to the Portfolios at an annual rate, which is calculated daily and paid monthly, as a maximum administrative fee, in accordance with the following: 0.050% of the aggregate average daily net assets of the Portfolios up to the first sixteen (16) billion dollars in assets, plus 0.040% of the aggregate average daily net assets of the Portfolios over sixteen (16) billion dollars up to twenty
               (20) billion dollars in assets, plus 0.035% of the aggregate average daily net assets of the Portfolios over twenty (20) billion dollars in assets; provided that with respect to newly created portfolios only (except for portfolios created in connection with a merger of funds in the Parkstone family of Funds into the Armada Funds) the administrative fee shall be the greater of the fee set forth above, or $60,000.00 plus $15,000.00 for each additional class (e.g. a new portfolio with three open classes would have a minimum fee of $90,000.00); provided further that, with respect to each of the first three new Portfolios that the Trust creates in each calendar year, SEI agrees to waive its administration fees with respect to each such Portfolio during its first three months of operations.

               Pursuant to Article 4, Section A of the Administration Agreement, the Trust shall pay National City Bank compensation for services rendered to the Portfolios at an annual rate, which is calculated daily and paid monthly, as a maximum administrative fee, in accordance with the following: 0.020% of the aggregate average daily net assets of the Portfolios up to the first sixteen (16) billion dollars in assets, plus 0.030% of the aggregate average daily net assets of the Portfolios over sixteen (16) billion dollars in assets.

               SEI and NCB agree that during the term of this Agreement, NCB may take over responsibility for certain services under this Agreement that are being performed by SEI at the beginning of the contract term. Such services include investor services and broker-dealer services as described in Article 2 of the Agreement. To the extent that NCB takes on responsibility for all or part of such services, SEI and NCB agree to negotiate in good faith to reallocate the administrative fee between them to reflect such change in responsibilities; provided, however, that the total compensation agreed to by the Trust pursuant to Article 4 of the

               Agreement shall not be increased. Any such reallocation of the fees between SEI and NCB shall be reflected in an Addendum to this Agreement executed by SEI and NCB.

                                   SCHEDULE II

                               ACCOUNTING SERVICES


SEI will perform the following accounting functions:

       (i) journalize each Portfolio's investment, capital share and income and expense activities;

       (ii) Receive duplicate investment buy/sell trade tickets and receivable trades with the Fund's custodian;

       (iii)   Maintain individual ledgers for investment securities;

       (iv)    Maintain historical tax lots for each security;

       (v) Reconcile cash and investment balances of each Portfolio with the custodian, and prepare the beginning cash balance available for investment purposes;

       (vi)    Update the cash availability throughout the day as required;

       (vii) Post to and prepare each Portfolio's statement of Assets and Liabilities and the Statement of Operations;

       (viii) Calculate various contractual expenses (e.g., advisory and custody fees);

       (ix) Monitor the expense accruals and notify Fund management of any proposed adjustments;

       (x) Control all disbursements from each Portfolio and authorize such disbursements upon Written Instruction;

       (xi)    Calculate capital gains and losses;

       (xii)   Determine each Portfolio's net income;

       (xiii) Obtain security market quotes from independent pricing services approved by the Fund, or if such quotes are unavailable, then obtain such prices from the management of the Fund, and in either case calculate the market value of each Portfolio's investment's;

       (xiv) Transit or mail a copy of the daily portfolio valuation to each Portfolio's investment advisor;

       (xv)    Compute the net asset value of each Portfolio;

       (xvi) As appropriate, compute the yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity; and

       (xvii) Prepare a monthly financial statement, which will include the following items:

                              Schedule of Investments
                              Statement of Assets and Liabilities
                              Statement of Operations
                              Statement of Change in Net Assets
                              Cash Statement
                              Schedule of Capital Gains and Loses.

       (xviii) Perform accounting services required for the Trustees Deferred
               Compensation Plan.

                                  SCHEDULE III
                         TO THE ADMINISTRATION AGREEMENT
                         EFFECTIVE AS OF AUGUST 1, 2000
                                     BETWEEN
                                  ARMADA FUNDS,
                      SEI INVESTMENTS MUTUAL FUND SERVICES
                                       AND
                               NATIONAL CITY BANK

                              PERFORMANCE STANDARDS

     Pursuant to Article 2 of this Agreement, SEI has agreed to perform the services described in this Agreement in accordance with the standards for such performance (the "Performance Standards") set forth in this Exhibit. NCB agrees to use all commercially reasonable efforts to assist SEI in performing its services in accordance with the Performance Standards.

     For each function set forth below (each a "Function"), beginning on October 1, 2000, SEI shall measure on a monthly basis the timeliness and/or accuracy, as applicable, of its actual performance versus the minimum percentage of timely and/or accurate items required to be performed as specified below. The applicable minimum required percentage of timely and/or accurate items required by each specific Performance Standard measured as described below is the "Required Performance Level."

     Each month, beginning on November 1, 2000, SEI shall calculate and report to NCB by the 15th business day of the month its average cumulative service standards performance, measured as described below, for the previous month and for the most recent six-month period. Such actual performance reported to NCB by SEI is referred to as a "Cumulative Performance Level." SEI's monthly reports to NCB shall be in a form mutually agreed upon by the parties. All Performance Level calculations for any month shall be final and binding unless challenged by NCB within 30 days of receipt by NCB. NCB shall have the right on reasonable notice to SEI to have the calculation and reporting of SEI's Performance Levels audited not more than two times per year, at NCB's expense, by independent accountants selected by NCB.

                              PERFORMANCE STANDARDS

----------------------------------------------------------------------------------------------------------
                                                                                               REQUIRED
                                                                                               PERFORMANCE
FUNCTION                                                                                       LEVEL
----------------------------------------------------------------------------------------------------------
1.   Accurately calculate net asset values (NAVs) for all non-money market                      98%
     Funds
----------------------------------------------------------------------------------------------------------

2.   Report NAVs for all non-money market funds to NASDAQ in a timely                           98%
     fashion each day.
----------------------------------------------------------------------------------------------------------



                                                                                               REQUIRED
                                                                                               PERFORMANCE
FUNCTION                                                                                       LEVEL
----------------------------------------------------------------------------------------------------------
3.   Report NAVs for all non-money market funds to the transfer agent in a                      98%
     timely fashion each day.
----------------------------------------------------------------------------------------------------------

4.   Notify the adviser of compliance violations identified through the normal                 100%
     quantitative secondary compliance tests performed by SEI for the Funds no later than the second business day following the receipt of accurate and complete trade information by SEI.
----------------------------------------------------------------------------------------------------------

5.   Send the portfolio manager investable cash sheets, inclusive of RIC                        99.6%
     balances and free of material error, to the portfolio managers by 10:15
     a.m. (Eastern time) for the Equity Index, International Equity, Ohio Tax
     Exempt, Pennsylvania Municipal Bond, Michigan Municipal and National
     Tax Exempt Funds, and by 10:45 a.m. (Eastern time) for all other Funds.
----------------------------------------------------------------------------------------------------------

6.   Each month, there may be no more than one material error in the following                 100%
     reports delivered during that month: Daily Information,  Blackbar,
     Monthly Asset and Estimated Cap Gain.
----------------------------------------------------------------------------------------------------------

7.   SEI will achieve an abandon call rate of 2% or less on inbound calls,                     100%
     counting only days on which the Funds operate under normal market conditions.
----------------------------------------------------------------------------------------------------------

8.   SEI will answer telephone calls (measured by calendar month) with an                      100%
     average speed to answer of 20 seconds or less, counting only days on which the Funds operate under normal market conditions.
----------------------------------------------------------------------------------------------------------

9.   Calls answered by SEI are coded as to type of call.                                        98%
----------------------------------------------------------------------------------------------------------

10.  Each month, monitor at least one call per week per rep.                                   100%
----------------------------------------------------------------------------------------------------------

11.  Quarterlies - SEI will release the web version of the quarterly fund                      100%
     performance updates to Lighthouse Interactive by the 7th business day following receipt of complete advisory data from NCB, and will release the final version to the printer by the 8th business day following receipt of complete advisory data from NCB (this does not include time to print and distribute).
----------------------------------------------------------------------------------------------------------


                                       -2-

                                                                                               REQUIRED
                                                                                               PERFORMANCE
FUNCTION                                                                                       LEVEL
----------------------------------------------------------------------------------------------------------
12.  Monthlies - By the 6th business day after month-end, SEI will release the                 100%
     web version of the monthly fund performance updates to Lighthouse, and will also release the final version to the printer (this does not include time to print and distribute).
----------------------------------------------------------------------------------------------------------

13.  Review and submission to NASD, response to NCB by the 7th business                        100%
     day after comments are given to SEI.
----------------------------------------------------------------------------------------------------------

14.  A marketing budget report will be provided to NCB by the 25th calendar                    100%
     day after the end of each month.  All invoices are tied out with Accounts
     Payable and a final invoice is cut to NCB.
----------------------------------------------------------------------------------------------------------

15.  For each annual or semi-annual report there shall be no material errors.                  100%
     For purpose of this performance standard, a "material error" shall be one that requires a reprint of the report.
----------------------------------------------------------------------------------------------------------

                   PERFORMANCE STANDARD GENERAL QUALIFICATIONS

     In the event SEI has to enact its business interruption contingency plan, monitoring of the Performance Standards will be waived until SEI resumes its normal operations. Without limiting the conditions for fulfilling any specific Performance Standard, failure to achieve a Performance Level caused by the action or inaction of, or untimely, incomplete or inaccurate information provided by, any third party, or as a result of electricity, telecommunications or other public utility failures or shutdowns, or any other cause reasonably outside of SEI's control, will not be treated as failures for purposes of this Agreement.

NAV CALCULATIONS AND REPORTING

     An inaccurate calculation of the NAV is defined as $.0l per share or more difference from the originally stated NAV and such inaccuracy is considered one event and will only be counted on the day it first occurred, unless the source of the inaccuracy changes during the relevant period.

     An NAV error occurs at the Fund level and not the class level. An NAV error that occurs at the Fund level and is propagated to the class level because of share allocations only counts as one NAV error. If the NAV error occurs in a share class and was not caused by a Fund level error that was propagated to the share class because of share allocations, it will be counted as one NAV error.

NASDAQ AND TRANSFER AGENT DELIVERY

     It is SEI's internal policy not to deliver an NAV to NASDAQ if the accuracy of the NAV is in question at the time it is necessary to transmit NAVs to NASDAQ. If SEI is not certain the NAV is correct, we will either "withhold" the NAV from NASDAQ or "withdraw" an NAV previously submitted. In either event, SEI shall not be deemed to have failed to report to NASDAQ by the applicable cut-off time.

     Timely delivery is also dependent upon the system feeds of the transfer agent or NASDAQ being in operation at or near critical times, as well as the external systems SEI uses to calculate net asset values, such as communication lines and accounting systems. Therefore, untimely delivery as a result of failure by pricing vendors and/or brokers to provide prices to SEI at least 90 minutes prior to the applicable cut-off time will not be treated as untimely reporting for purposes of this Agreement.

INVESTABLE CASH SHEETS

     Service Standard 5 above relates to the portfolio manager investable cash sheets only. The "combo" or complex summary cash reports are excluded from that Service Standard.

     For purposes of the investable cash sheets, a "material error" is an error with respect to investable cash that in the aggregate exceeds $100,000 and results in that amount being uninvested. In addition, an error with respect to RIC balances that causes a violation of the applicable limitations on the Fund's investment in other registered investment companies shall constitute a "material error."

BROKER/DEALER SERVICES

     The term "normal market conditions" shall mean trading activity for the Dow Industrial Average shall not exceed a 4% increase or decrease intra-day or within a one or two day period, or there are no unusual and unpredictable events causing a large inflow of calls.

     The term "abandoned call" shall mean a call that is abandoned after the first 30 seconds of a customer-initiated prompt to speak with a phone representative.

     The term "speed to answer" shall mean the amount of time after the automated initial greeting has ended and the customer has initiated the prompt to speak with a phone representative.

     Coded categories summarize the description of each call answered by the investor services and broker-dealer reps. These categories include Troubleshooting, Request for Dealer Agreements, Account Servicing, How to, Performance, General information, etc.

                        MEASUREMENT OF PERFORMANCE LEVELS

REQUIRED PERFORMANCE LEVELS

     The Required Performance Level associated with a Function will be measured by dividing the total number of times that Function was correctly performed during the month by the total number of times that the Function occurred during the month.

     EXAMPLE: With respect to Function 1, the calculation of NAVs, assuming 22 business days and 9 non-money market funds in existence in Month 1, there should be 198 NAV calculations in Month 1. If there are 2 NAV errors in Month 1, the Performance Level for the month is 98.9% (196/198).

CUMULATIVE PERFORMANCE LEVELS

     The Cumulative Performance Level will be measured based on a combined result of the Required Performance Levels for each Function, using a binary code system. If the Required Performance Level for a given Function is met, then it will be assigned a "1". If the Required Performance Level for a given Function is not met, then it will be assigned a "0". After all Performance Levels have been measured for a particular period, the values assigned for these Functions under the binary code system are summed, and then divided by the total number of Functions being measured for that period.

     EXAMPLE: In any given month, Functions 1-3, 5-10, 12 and 14 will be performed. Assume that in Month 1, Function 4, the reporting of a compliance violation, and Function 11, the quarterly performance update, are also performed. This results in a total of 13 Functions in Month 1. Assume that there was a least one failure to report a compliance violation on time (Function 4), there were two reports issued with material errors (Function 6), and the abandon call rate for the month was greater than 2% (Function 7), but all other Required Performance Levels are met with respect to the other Functions performed in the month. In this situation, the Cumulative Performance Level for the month would be 76.9% (10/13).

     Now assume that the Required Performance Levels for the next five months are achieved for all Functions performed in that period (assume an additional 61 Functions), the six-month Performance Level would be 95.9% (71/74).